Exhibit 99.1

Investor Contact Information:
Anthony Cosentino
Executive Vice President and
Chief Financial Officer
419.785.3663
Tony.Cosentino@thebank-sbt.com

Rurban Financial Corp. Announces Termination of 2011 Regulatory Consent Order

February 14, 2013, Defiance, OH—Rurban Financial Corp. (NASDAQ: RBNF) (“Rurban” or “RFC”) announced today that the Board of Governors of the Federal Reserve System informed Rurban, in a letter dated February 11, 2013 that it had terminated the regulatory consent order (the “Order”) as of February 8, 2013 with respect to Rurban and its nonbank data services subsidiary, Rurbanc Data Services, Inc. (“RDSI”).  The Order, which had been in effect since March 9, 2011, required that RDSI take actions to strengthen its financial condition and operations. Rurban’s banking subsidiary, The State Bank and Trust Company (“State Bank”) was not a party to the Order.

Mark Klein, President and CEO of Rurban Financial Corp., stated, “The removal of the regulatory order is the final milestone in the successful completion of RDSI’s transition to a smaller, more focused provider of item processing and network services. Over the past two years, Rurban has redeployed its resources to enhance efficiencies and expand additional sources of revenue. As a result, Rurban has just completed the most profitable quarter in its history. The partnership we developed with our regulators, in addition to exceptional efforts on the part of our employees, combined to help us achieve this success. We believe that the disciplines acquired during this transition process will continue to enhance our performance going forward.”

About Rurban Financial Corp.

Based in Defiance, Ohio, Rurban Financial Corp. is a financial services holding company with two wholly-owned operating subsidiaries: The State Bank and Trust Company (State Bank) and RDSI Banking Systems (RDSI). State Bank operates through 17 banking centers in seven Northwestern Ohio counties, and one center in Fort Wayne, Indiana; and three loan production offices: two in Columbus, Ohio and one in Angola, Indiana. The Bank offers a full range of financial services for consumers and small businesses, including wealth management, mortgage banking, commercial and agricultural lending. RDSI provides item processing services to community banks located in the Midwest. Rurban’s common stock is listed on the NASDAQ Global Market under the symbol RBNF.